SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13G/A
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                 TO RULE 13D - 1(B), (C) AND (D) AND AMENDMENTS
                   THERETO FILED PURSUANT TO RULE 13D - 2(B)

                               (AMENDMENT NO. 1)*


                       CLEAR CHANNEL COMMUNICATIONS, INC.
                                (Name of Issuer)


                     Common Stock, par value $0.10 per share
                     ---------------------------------------
                         (Title of Class of Securities)



                                   184502 10 2
                                   -----------
                                 (CUSIP Number)



                                   May 6, 2005
                                  -------------
             (Date of Event Which Requires Filing of this Statement)


           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_| Rule 13d-1(b)

                  |X| Rule 13d-1(c)

                  |_| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                     13G                          Page 2 of 44 Pages
-------------------------------------------------                     -------------------------------------------------
========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              MR. THOMAS O. HICKS
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES
-------------------------------------------- ------- ------------------------------------------------------------------
                                             5       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             2,525,886
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ------------------------------------------------------------------
                                             6       SHARED VOTING POWER

                                                     8,816,454
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE DISPOSITIVE POWER

                                                     2,525,886
-------------------------------------------- ------- ------------------------------------------------------------------
                                             8       SHARED DISPOSITIVE POWER

                                                     8,816,454
--------- -------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          11,342,340
--------- -------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
          EXCLUDES CERTAIN SHARES                                                           [_]

--------- -------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          2.1%
--------- -------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          IN
========= =============================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES
     OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


                                       2

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                     13G                          Page 3 of 44 Pages
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              CAPSTAR BOSTON PARTNERS, L.L.C.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X}

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
-------------------------------------------- ------- ------------------------------------------------------------------
                                             5       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ------------------------------------------------------------------
                                             6       SHARED VOTING POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             8       SHARED DISPOSITIVE POWER

                                                     0
--------- -------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
          EXCLUDES CERTAIN SHARES                                                           [_]

--------- -------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------- -------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          OO
========= =============================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES
     OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


                                       3

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                     13G                          Page 4 of 44 Pages
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HICKS, MUSE, TATE & FURST EQUITY FUND III, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
-------------------------------------------- ------- ------------------------------------------------------------------
                                             5       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ------------------------------------------------------------------
                                             6       SHARED VOTING POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             8       SHARED DISPOSITIVE POWER

                                                     0
--------- -------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
          EXCLUDES CERTAIN SHARES                                                           [_]

--------- -------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------- -------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES
     OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


                                       4

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                     13G                          Page 5 of 44 Pages
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM3/GP PARTNERS, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
-------------------------------------------- ------- ------------------------------------------------------------------
                                             5       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ------------------------------------------------------------------
                                             6       SHARED VOTING POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             8       SHARED DISPOSITIVE POWER

                                                     0
--------- -------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
          EXCLUDES CERTAIN SHARES                                                           [_]

--------- -------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------- -------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES
     OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


                                       5

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                     13G                          Page 6 of 44 Pages
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HICKS, MUSE GP PARTNERS III, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
-------------------------------------------- ------- ------------------------------------------------------------------
                                             5       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ------------------------------------------------------------------
                                             6       SHARED VOTING POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             8       SHARED DISPOSITIVE POWER

                                                     0
--------- -------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
          EXCLUDES CERTAIN SHARES                                                           [_]

--------- -------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------- -------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES
     OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


                                       6

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                     13G                          Page 7 of 44 Pages
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HICKS, MUSE FUND III INCORPORATED
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
-------------------------------------------- ------- ------------------------------------------------------------------
                                             5       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ------------------------------------------------------------------
                                             6       SHARED VOTING POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             8       SHARED DISPOSITIVE POWER

                                                     0
--------- -------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
          EXCLUDES CERTAIN SHARES                                                           [_]

--------- -------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------- -------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          CO
========= =============================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES
     OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


                                       7

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                     13G                          Page 8 of 44 Pages
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM3 COINVESTORS, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
-------------------------------------------- ------- ------------------------------------------------------------------
                                             5       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ------------------------------------------------------------------
                                             6       SHARED VOTING POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             8       SHARED DISPOSITIVE POWER

                                                     0
--------- -------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
          EXCLUDES CERTAIN SHARES                                                           [_]

--------- -------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------- -------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES
     OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


                                       8

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                     13G                          Page 9 of 44 Pages
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HICKS, MUSE, TATE & FURST EQUITY FUND IV, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
-------------------------------------------- ------- ------------------------------------------------------------------
                                             5       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ------------------------------------------------------------------
                                             6       SHARED VOTING POWER

                                                     855,338
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             8       SHARED DISPOSITIVE POWER

                                                     855,338
--------- -------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          855,338
--------- -------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
          EXCLUDES CERTAIN SHARES                                                           [_]

--------- -------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          Less than 0.1%
--------- -------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES
     OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


                                       9

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                     13G                          Page 10 of 44 Pages
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HICKS, MUSE, TATE & FURST PRIVATE EQUITY FUND IV, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
-------------------------------------------- ------- ------------------------------------------------------------------
                                             5       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ------------------------------------------------------------------
                                             6       SHARED VOTING POWER

                                                     58,405
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             8       SHARED DISPOSITIVE POWER

                                                     58,405
--------- -------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          58,405
--------- -------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
          EXCLUDES CERTAIN SHARES                                                           [_]

--------- -------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          Less than 0.1%
--------- -------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES
     OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


                                       10

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                     13G                          Page 11 of 44 Pages
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM4 PARTNERS, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
-------------------------------------------- ------- ------------------------------------------------------------------
                                             5       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ------------------------------------------------------------------
                                             6       SHARED VOTING POWER

                                                     913,743
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             8       SHARED DISPOSITIVE POWER

                                                     913,743
--------- -------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          913,743
--------- -------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
          EXCLUDES CERTAIN SHARES                                                           [_]

--------- -------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          Less than 0.1%
--------- -------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES
     OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


                                       11

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                     13G                          Page 12 of 44 Pages
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HICKS, MUSE GP PARTNERS L.A., L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
-------------------------------------------- ------- ------------------------------------------------------------------
                                             5       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ------------------------------------------------------------------
                                             6       SHARED VOTING POWER

                                                     913,743
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             8       SHARED DISPOSITIVE POWER

                                                     913,743
--------- -------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          913,743
--------- -------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
          EXCLUDES CERTAIN SHARES                                                           [_]

--------- -------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          Less than 0.1%
--------- -------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES
     OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


                                       12

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                     13G                          Page 13 of 44 Pages
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HICKS, MUSE LATIN AMERICA FUND I INCORPORATED
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
-------------------------------------------- ------- ------------------------------------------------------------------
                                             5       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ------------------------------------------------------------------
                                             6       SHARED VOTING POWER

                                                     913,743
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             8       SHARED DISPOSITIVE POWER

                                                     913,743
--------- -------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          913,743
--------- -------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
          EXCLUDES CERTAIN SHARES                                                           [_]

--------- -------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          Less than 0.1%
--------- -------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          CO
========= =============================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES
     OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


                                       13

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                     13G                          Page 14 of 44 Pages
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM 1-FOF COINVESTORS, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
-------------------------------------------- ------- ------------------------------------------------------------------
                                             5       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ------------------------------------------------------------------
                                             6       SHARED VOTING POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             8       SHARED DISPOSITIVE POWER

                                                     0
--------- -------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
          EXCLUDES CERTAIN SHARES                                                           [_]

--------- -------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------- -------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES
     OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


                                       14

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                     13G                          Page 15 of 44 Pages
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM 4-EQ COINVESTORS, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
-------------------------------------------- ------- ------------------------------------------------------------------
                                             5       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ------------------------------------------------------------------
                                             6       SHARED VOTING POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             8       SHARED DISPOSITIVE POWER

                                                     0
--------- -------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
          EXCLUDES CERTAIN SHARES                                                           [_]

--------- -------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------- -------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES
     OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


                                       15

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                     13G                          Page 16 of 44 Pages
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM 4-EN COINVESTORS, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
-------------------------------------------- ------- ------------------------------------------------------------------
                                             5       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ------------------------------------------------------------------
                                             6       SHARED VOTING POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             8       SHARED DISPOSITIVE POWER

                                                     0
--------- -------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
          EXCLUDES CERTAIN SHARES                                                           [_]

--------- -------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------- -------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES
     OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


                                       16

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                     13G                          Page 17 of 44 Pages
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM 4-P COINVESTORS, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
-------------------------------------------- ------- ------------------------------------------------------------------
                                             5       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ------------------------------------------------------------------
                                             6       SHARED VOTING POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             8       SHARED DISPOSITIVE POWER

                                                     0
--------- -------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
          EXCLUDES CERTAIN SHARES                                                           [_]

--------- -------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------- -------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES
     OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


                                       17

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                     13G                          Page 18 of 44 Pages
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HICKS, MUSE GP PARTNERS IV, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
-------------------------------------------- ------- ------------------------------------------------------------------
                                             5       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ------------------------------------------------------------------
                                             6       SHARED VOTING POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             8       SHARED DISPOSITIVE POWER

                                                     0
--------- -------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
          EXCLUDES CERTAIN SHARES                                                           [_]

--------- -------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------- -------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES
     OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


                                       18

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                     13G                          Page 19 of 44 Pages
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HICKS, MUSE FUND IV, LLC
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
-------------------------------------------- ------- ------------------------------------------------------------------
                                             5       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ------------------------------------------------------------------
                                             6       SHARED VOTING POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             8       SHARED DISPOSITIVE POWER

                                                     0
--------- -------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
          EXCLUDES CERTAIN SHARES                                                           [_]

--------- -------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------- -------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          OO
========= =============================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES
     OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


                                       19

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 184502 10 2                                     13G                          Page 20 of 44 Pages
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM4/CHANCELLOR, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [_]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
-------------------------------------------- ------- ------------------------------------------------------------------
                                             5       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ------------------------------------------------------------------
                                             6       SHARED VOTING POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             8       SHARED DISPOSITIVE POWER

                                                     0
--------- -------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
          EXCLUDES CERTAIN SHARES                                                           [_]

--------- -------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------- -------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

ITEM 1. (A) AND (B). NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           The Issuer is Clear Channel Communications, Inc. (the "Company"). The address of the Company's principal executive offices is 200 East Basse Road, San Antonio, Texas 78209.

ITEM 2.   PERSON FILING

           (a) Name of Person(s) Filing this Statement (the "Filing Parties"):
               --------------------------------------------------------------

               Mr. Thomas O. Hicks ("Mr. Hicks");

               Capstar Boston Partners, L.L.C., a Delaware limited liability company ("Boston Partners");

               Hicks, Muse, Tate & Furst Equity Fund III, L.P., a Delaware limited partnership ("HM Fund III");

               HM3/GP Partners, L.P., a Texas limited partnership
               ("HM3/Partners");

               Hicks, Muse GP Partners III, L.P., a Texas limited partnership ("GP Partners III");

               Hicks, Muse Fund III Incorporated, a Texas corporation ("Fund III Incorporated");

               HM3 Coinvestors, L.P., a Delaware limited partnership ("HM3 Coinvestors");

               Hicks, Muse, Tate & Furst Equity Fund IV, L.P., a Delaware limited partnership ("HM Fund IV");

               Hicks, Muse, Tate & Furst Private Equity Fund IV, L.P., a Delaware limited partnership ("Private Equity Fund IV");

               HM4 Partners, L.P., a Delaware limited partnership ("HM4");

               Hicks, Muse GP Partners L.A., L.P., a Texas limited partnership ("GP Partners LA");

               Hicks, Muse Latin America Fund I Incorporated, a Texas corporation ("LA Fund Incorporated");

               HM 1-FOF Coinvestors, L.P., a Texas limited partnership ("HM 1-FOF");

               HM4-EQ Coinvestors, L.P., a Texas limited partnership ("HM4-EQ");

               HM4-EN Coinvestors, L.P., a Texas limited partnership ("HM4-EN");

               HM4-P Coinvestors, L.P., a Texas limited partnership ("HM4-P");

               Hicks, Muse GP Partners IV, L.P., a Texas limited partnership ("GP Partners IV");

               Hicks, Muse Fund IV LLC, a Texas limited liability company ("Fund IV LLC"); and

               HM4/Chancellor, L.P., a Texas limited partnership
               ("HM4/Chancellor").


           (b) Address of Principal Business Office or, if None, Residence:
               -----------------------------------------------------------

           The business address of each of the Filing Parties is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950.

           (c) Citizenship:
               -----------

           All of the natural persons identified in this Item 2 are citizens of the United States of America.

           (d) Title of Class of Securities:
               ----------------------------

           This statement relates to the Common Stock of the Company, par value $0.10 per share.

           (e) CUSIP Number:
               ------------

           The CUSIP No. for such shares is 184502 10 2.


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (a) [_] Broker or dealer registered under Section 15 of the Act;

     (b) [_] Bank as defined in Section 3(a)(6) of the Act;

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Act;

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940;

     (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

     (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP.

           Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a) Amount Beneficially Owned:

                  11,342,340

           (b) Percent of Class:

                  2.1%

           (c) Number of shares as to which the person has:

                  (i) Sole power to vote or to direct the vote

                           2,525,886

                  (ii) Shared power to vote or to direct the vote

                           8,816,454

                  (iii) Sole power to dispose or to direct the disposition of

                           2,525,886

                  (iv) Shared power to dispose or to direct the disposition of

                           8,816,454

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

           As a result of sales effected on May 6, 2005, the Filing Parties ceased to beneficially own at least 5% of the Common Stock of the Company.

           As a result of subsequent sales and/or distributions made on May 6, 9, 11 and 12 of this year, the Filing Parties held, as of the date of this filing, the number of shares indicated on the respective cover page and on Item 4 for each such Filing Party.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         N/A

ITEM 10.  CERTIFICATIONS.

         (a) N/A

         (b) N/A




            [The remainder of this page is intentionally left blank.]

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


             May 25, 2005                By:            *
             --------------                ------------------------------------
                  Date                     Thomas O. Hicks


                                        *By:  /s/ David W. Knickel
                                           -------------------------------------
                                           David W. Knickel
                                           Attorney-in-Fact

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


           May 25, 2005
         ---------------         CAPSTAR BOSTON PARTNERS, L.L.C.
               Date

                                 By: HM3/GP Partners, L.P., its managing member

                                 By: Hicks, Muse GP Partners III, L.P., its
                                     general partner

                                 By: Hicks, Muse Fund III Incorporated, its
                                     general partner



                                 By: /s/ David W. Knickel
                                     -------------------------------------------
                                     David W. Knickel
                                     Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


           May 25, 2005
         ---------------      HICKS, MUSE, TATE & FURST EQUITY FUND III, L.P.
             Date

                              By:  HM3/GP Partners, L.P., its general partner

                              By:  Hicks, Muse GP Partners III, L.P., its
                                   general partner

                              By:  Hicks, Muse Fund III Incorporated, its
                                   general partner


                              By:  /s/ David W. Knickel
                                   --------------------------------------------
                                   David W. Knickel
                                   Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


          May 25, 2005
         ---------------         HM3/GP PARTNERS, L.P.
              Date
                                 By:  Hicks, Muse GP Partners III, L.P., its
                                      general partner

                                 By:  Hicks, Muse Fund III Incorporated, its
                                      general partner


                                 By:  /s/ David W. Knickel
                                      ------------------------------------------
                                      David W. Knickel
                                      Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


            May 25, 2005
          ---------------           HICKS, MUSE GP PARTNERS III, L.P.
                Date
                                    By:  Hicks, Muse Fund III Incorporated, its
                                         general partner



                                    By:  /s/ David W. Knickel
                                         ---------------------------------------
                                         David W. Knickel
                                         Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


          May 25, 2005
        ----------------          HICKS, MUSE FUND III INCORPORATED
              Date


                                  By:  /s/ David W. Knickel
                                       -----------------------------------------
                                       David W. Knickel
                                       Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


          May 25, 2005
        ----------------        HM3 COINVESTORS, L.P.
              Date
                                By:  Hicks, Muse GP Partners III, L.P., its
                                     general partner

                                By:  Hicks, Muse Fund III Incorporated, its
                                     general partner



                                     By: /s/ David W. Knickel
                                         ---------------------------------------
                                         David W. Knickel
                                         Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


           May 25, 2005
         ----------------         HICKS, MUSE, TATE & FURST EQUITY FUND IV, L.P.
                Date

                                  By: HM4 Partners, L.P., its general partner

                                  By: Hicks, Muse GP Partners LA, L.P., its
                                      general partner

                                  By: Hicks, Muse Latin America Fund I
                                      Incorporated, its general partner


                                  By: /s/ David W. Knickel
                                      David W. Knickel
                                      Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


            May 25, 2005
          ----------------         HICKS, MUSE, TATE & FURST PRIVATE
                Date               EQUITY FUND IV, L.P.

                                   By:  HM4 Partners, L.P., its general partner

                                   By:  Hicks, Muse GP Partners LA, L.P., its
                                        general partner

                                   By:  Hicks, Muse Latin America Fund I
                                        Incorporated, its general partner


                                   By:  /s/ David W. Knickel
                                        ----------------------------------------
                                        David W. Knickel
                                        Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


          May 25, 2005       HM4 PARTNERS, L.P.
        ----------------
              Date

                             By:  Hicks, Muse GP Partners LA, L.P., its
                                  general partner

                             By: Hicks, Muse Latin America Fund I Incorporated, its general partner


                             By:  /s/ David W. Knickel
                                  ----------------------------------------------
                                  David W. Knickel
                                  Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


            May 25, 2005
         -----------------       HICKS, MUSE GP PARTNERS LA, L.P.
                Date

                                 By:  Hicks, Muse Latin America Fund I
                                      Incorporated, its general partner


                                 By:  /s/ David W. Knickel
                                      ------------------------------------------
                                      David W. Knickel
                                      Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


            May 25, 2005
         -----------------         HICKS, MUSE LATIN AMERICA FUND I INCORPORATED
                Date

                                   By:  /s/ David W. Knickel
                                        ----------------------------------------
                                        David W. Knickel
                                        Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


           May 25, 2005
        -----------------        HM 1-FOF COINVESTORS, L.P.
               Date
                                 By:  Hicks, Muse GP Partners L.A., L.P., its
                                      general partner

                                 By:  Hicks, Muse Latin America Fund I
                                      Incorporated, its general partner


                                 By:  /s/ David W. Knickel
                                      ------------------------------------------
                                      David W. Knickel
                                      Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


             May 25, 2005
          -----------------        HM4-EQ COINVESTORS, L.P.
                 Date
                                   By:  Hicks, Muse GP Partners IV, L.P., its
                                        general partner

                                   By:  Hicks, Muse Fund IV LLC, its general
                                        partner


                                   By:  /s/ David W. Knickel
                                        ----------------------------------------
                                        David W. Knickel
                                        Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         May 25, 2005
       ----------------     HM4-EN COINVESTORS, L.P.
             Date
                            By:  Hicks, Muse GP Partners IV, L.P., its general
                                 partner

                            By:  Hicks, Muse Fund IV LLC, its general partner



                            By:  /s/ David W. Knickel
                                 -----------------------------------------------
                                 David W. Knickel
                                 Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


       May 25, 2005
    -----------------        HM4-P COINVESTORS, L.P.
          Date
                             By:  Hicks, Muse GP Partners IV, L.P., its general
                                  partner

                             By:  Hicks, Muse Fund IV LLC, its general partner



                             By:  /s/ David W. Knickel
                                  ----------------------------------------------
                                  David W. Knickel
                                  Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      May 25, 2005
    -----------------       HICKS, MUSE GP PARTNERS IV, L.P.
           Date
                            By:  Hicks, Muse Fund IV LLC, its general partner


                            By:  /s/ David W. Knickel
                                 -----------------------------------------------
                                 David W. Knickel
                                 Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


          May 25, 2005
       -----------------           HICKS, MUSE FUND IV LLC
              Date

                                   By:  /s/ David W. Knickel
                                        ----------------------------------------
                                        David W. Knickel
                                        Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         May 25, 2005         HM4/CHANCELLOR, L.P.
       ----------------
             Date
                              By:  Hicks, Muse Fund IV LLC, its general partner

                              By:  /s/ David W. Knickel
                                   ---------------------------------------------
                                   David W. Knickel
                                   Vice President, Treasurer and Secretary

                                  EXHIBIT INDEX

     99.1 Joint Filing Agreement dated May 25, 2005 among Mr. Hicks, Boston Partners, HM Fund III, HM3/Partners, GP Partners III, Fund III Incorporated, HM3 Coinvestors, HM Fund IV, Private Equity Fund IV, HM4, GP Partners LA, LA Fund Incorporated, HM 1-FOF, HM4-EQ, HM4-EN, HM4-P, GP Partners IV, Fund IV LLC and HM4/Chancellor.*

     99.2 Power of Attorney for Mr. Hicks (incorporated by reference to the Schedule 13D of Mr. Hicks filed June 8, 1998, relating to his investment in Capstar Broadcasting Corporation).


     -----------------------
     *Filed herewith.